Exhibit 99.1

CRANE BUSINESS

This description includes information regarding the Crane Business of The Manitowoc Company, Inc., which is referred to as Manitowoc Cranes following the Spin-Off. Unless otherwise indicated or the context otherwise requires, the information included in this description assumes the completion of the Spin-Off. We can provide no assurance that the Spin-Off will be completed on the timetable currently contemplated or at all. Please refer to “Certain Terms” on page 14 of this exhibit for a glossary of defined terms used in this description.

Our Company

Manitowoc Cranes is one of the world’s leading providers of engineered lifting equipment for the global construction industry. We design, manufacture, market, and support one of the most comprehensive product lines of mobile telescopic cranes, tower cranes, lattice-boom crawler cranes, and boom trucks. Our products are principally marketed under the Manitowoc, Grove, Potain, National Crane, and Shuttlelift brand names. We serve a wide variety of customers, including dealers, rental companies, contractors, and government entities, across the petrochemical and industrial, commercial, power and utilities, infrastructure, and residential end markets. For the twelve-month period ended September 30, 2015, Manitowoc Cranes generated pro forma net sales of $1,986 million and pro forma Adjusted EBITDA of $107 million, representing a 5.4% pro forma Adjusted EBITDA margin. See Exhibit 99.2 to our Current Report on Form 8-K, filed January 29, 2016, to which this description is also an exhibit.

Additionally, our Manitowoc Crane Care offering leverages Manitowoc Cranes’ installed base of approximately 140,000 cranes to provide aftermarket parts and services to enable our customers to manage their fleets most effectively and improve their return on investment. Due to the ongoing and predictable maintenance needed by cranes, as well as the high cost of crane downtime, Crane Care provides us with an attractive stream of recurring revenue. Our Crane Care revenues were $226.3 million and $360.0 million for the nine-month period ended September 30, 2015 and the twelve-month period ended December 31, 2014, respectively.

Manitowoc Cranes has approximately 6,000 employees operating across 12 manufacturing sites in eight countries across four continents, as well as approximately 40 regional sales and support offices across 20 countries on five continents. Our strategic global footprint contributes to strong revenue diversity with approximately 50% of sales for the nine months ended September 30, 2015 generated in the Americas, 37% generated in Europe, the Middle East and Africa (“EMEA”), and 13% generated in Asia.

Our Products

We offer a wide variety of cranes and lifting solutions, primarily under the following five principal product categories:

•	Mobile telescopic cranes have the ability to drive between sites, and some are permitted on public roadways. These cranes often have the versatility to lift materials and equipment on rough or uneven terrain, yet can maintain highway speeds when being transported between sites. We currently offer over 45 mobile telescopic cranes models.

•	Tower cranes are utilized primarily in the energy, building and construction industries and offer the ability to lift and distribute material at the point of use more quickly and accurately than other types of lifting machinery without utilizing substantial square footage on the ground. We currently offer approximately 70 tower crane models.

•	Lattice-boom cranes have lifting capacities of up to 2,500 U.S. tons and are used to lift material and equipment in a wide variety of applications and end markets, including heavy construction, bridge and highway, duty cycle and infrastructure and energy-related projects. We currently offer eight low-capacity models and eleven high-capacity models.

•	Boom trucks are hydraulically-powered telescopic cranes mounted on a conventional truck chassis. Telescopic boom trucks are used primarily for lifting materials on a job site and are mostly deployed by end users in the North American market. We currently offer 22 models of telescoping boom trucks.

•	Parts and services are provided by Crane Care, our aftermarket products and services business. Crane Care delivers inspection, repair, replacement, and remanufacturing services 24 hours / day and 365 days / year to an installed base of over approximately 140,000 units globally. Crane Care allows us to provide support to customers throughout the product lifecycle. Crane Care accounted for approximately 18% of Manitowoc Cranes’ revenue for the nine months ended September 30, 2015.

The table below provides additional details on the wide variety of crane products and services we offer.

Product Category	Crane Type	Brands	End Markets	Approximate Capacity	Price Range

Mobile Telescopic Cranes	All-Terrain		Industrial, Commercial, and Construction	65 Tons – 550 Tons	$500k – $3.75mm
	Rough-Terrain		Commercial, Infrastructure, and Construction	30 Tons – 150 Tons	$300k – $1.3mm
	Truck mounted		Industrial, Commercial, and Construction	50 Tons – 110 Tons	$600k – $1.1mm
	Industrial		Industrial, Light Construction	8.5 Tons – 25 Tons	$100k – $350k
	Tele-crawlers		Industrial, Commercial, and Construction	50 Tons – 132 Tons	$650k – $1.3mm

Tower Cranes	Self-erecting Tower		Residential, Commercial	2.0 Tons – 8.8 Tons	$35k – $500k
	Top-slewing Tower		Infrastructure, Commercial, and Construction	2.5 Tons – 88.8 Tons	$70k – $10mm

Lattice-boom Cranes	Lattice-boom Crawler	Energy, Heavy Construction, and Infrastructure	80 Tons – 2,535 Tons	$500k – $29mm

Boom Trucks	Boom Truck	Industrial, Commercial, and Construction	8 Tons – 60 Tons	$60k – $450k

Parts & Services	All	All Manitowoc brands	N/A	N/A

We currently have an installed base of approximately 140,000 cranes across the globe. Given the typical cranes replacement cycle of approximately 6-12 years across most cranes categories, we benefit from replacement demand, which partially reduces our reliance on growing our end markets and attracting new customers. The table below provides a breakdown of our installed base and typical fleet replacement cycle.

Manitowoc Cranes Installed Base

Category	Leading Brands	Active Installed Base (1)	Typical Replacement Cycle (2)
Mobile Telescopic Cranes		~55,000	7-9 years
Tower Cranes		~50,000 (3)	Self-erecting: 6-8 years Top-slewing: 10-12 years
Lattice-boom Cranes		~9,000	9-12 years
Boom Trucks		~27,000	7-9 years

(1)	Reflects management approximation of the active installed base based on internally available data.
(2)	Reflects management approximation of the average fleet replacement based on available data and feedback from the customers.
(3)	Includes top-slewing and self-erecting tower cranes.

Our End Markets and Customers

We serve an extensive customer base across a diverse mix of geographies, end markets, sales channels and end-use customers. We sell our broad product mix, including all four of our key crane products, to our top customers. Our global footprint provides us with worldwide brand recognition and the ability to service customers locally, resulting in faster delivery and service. We serve multiple sales channels, including rental companies, contractors, equipment suppliers, dealers and government entities. Although the majority of our sales are through the dealer, rental and contractor channels, we have recently been awarded a $192 million contract to supply Grove all-terrain cranes to the U.S. Army. Under the multi-year deal, we will provide customized GMK4100B cranes to the military branch over the course of five years, with a two-year option at its completion that could bring the total to $258 million.

Our diverse end markets across multiple industries reduce the volatility of demand for our products. Key end markets include:

•	Industrial: Factories around the globe rely on powerful, mobile and versatile cranes to facilitate plant maintenance procedures, as well as day-to-day material handling. Grove rough-terrain cranes, Shuttlelift and YardBoss industrial cranes, and National Crane boom trucks help factories worldwide meet this need.

•	Petrochemical: Emerging world markets continue to create greater demand for petrochemical energy sources. The plants needed to refine oil and gas require massive lifts during their construction and subsequent expansions. Manitowoc lattice-boom crawler cranes and Grove all-terrain, rough-terrain and truck-mounted cranes provide critical lifting solutions for these vital projects.

•	Commercial: Our cranes are at work on some of the largest commercial construction projects in the world. From building corporate headquarters and high-rise office towers to the most modern sports stadiums, our products offer among the highest levels of productivity with industry-leading Potain tower cranes, Manitowoc lattice-boom crawler cranes, Grove all-terrain and rough-terrain cranes, and National Crane boom trucks.

•	Power and Utilities: An increasingly urban and modernized world needs a ready supply of energy to power its buildings and transportation infrastructure. Power plant construction and maintenance requires heavy-lifting cranes with the capacity to pick and carry loads weighing hundreds of tons. In recent years, wind farms around the world have relied on Manitowoc lattice-boom crawler cranes, Grove rough-terrain, all-terrain and telescopic cranes, and National Crane boom trucks.

•	Infrastructure: Creating the infrastructure that makes modern life possible is an ongoing endeavor. Roads and highways across continents, bridges that span the world’s waterways and airports and rail systems needed to move people and freight all involve construction projects of significant proportions. Potain tower cranes, Manitowoc lattice-boom crawler cranes, Grove all-terrain and rough-terrain cranes and National Crane boom trucks provide heavy lifting solutions for these projects.

•	Residential: Whether the project entails housing in suburban America, high-density mixed-use projects in urban areas, or high-rise apartments or condominiums around the world, versatile lifting solutions are available from Grove truck-mounted cranes, National Crane boom trucks and Potain city-range top-slewing and self-erecting tower cranes.

The below charts provide the sales breakdown for our cranes products and service across geographies, end markets, sales channels and top customers.

Year-to-Date Q3 2015 Geographic Exposure (1)	Year-to-Date Q3 2015 End Market (2)

Year-to-Date Q3 2015 End Customers (2)	Year-to-Date Q3 2015 Sales Channel (3)

(1)	Reflects year-to-date net sales by destination through September 30, 2015 for the Americas; Europe, Middle East and Asia (“EMEA”); and Asia Pacific (“APAC”).
(2)	Represents year-to-date gross sales through September 30, 2015. Includes new equipment sales only.
(3)	Represents year-to-date gross sales through September 30, 2015. Includes new equipment sales only. Government sales do not reflect our recent $192 million contract with the U.S. Army which will impact revenue over the next several years.

Our Industry

The cranes industry is defined by high capital requirements and cyclical demand. We believe that we benefit from the following competitive advantages: strong brand names which create customer loyalty and facilitate strong resale values, a reputation for quality products, aftermarket support and solution services, an established network of global distributors and customer relationships, broad product line offerings in the markets we serve, and a commitment to engineering design and product innovation. These differentiating factors support the unique nature of our product offering and reduce the cyclicality of demand for our lifting solutions.

The cranes business is highly competitive, with many key industry players offering a variety of cranes products. We believe our well-trusted, high quality brands and products, the breadth of our product portfolio, and our track record of innovation set us apart. The following companies represent our primary competitors across our cranes product lines.

Product	Primary Competitors
Mobile Telescopic Cranes	Liebherr; Link-Belt; Terex; Tadano; XCMG; Kato; Locatelli; Broderson; Sany; and Zoomlion

Tower Cranes	Comansa; Terex Comedil/Peiner; Liebherr; FM Gru; Jaso; Raimondi; Viccario; Saez; Benezzato; Cattaneo; Zoomlion; Yongmao; and Wolffkran

Lattice-boom Cranes	Hitachi Sumitomo; Kobelco; Liebherr; Sumitomo/Link-Belt; Terex; XCMG; Zoomlion; and Sany

Boom Trucks	Terex; Manitex; Altec; Elliott; and Tadano

We believe that we offer the industry’s most comprehensive suite of lifting solutions and that no peer offers as complete of an array of cranes as we do. The table below provides additional details on the breadth of our product offerings compared to some of our peers.

Category	Type	Manitowoc	Terex	Liebherr	Tadano	Link-Belt	SANY

Mobile Telescopic Cranes	All-Terrain	✓	✓	✓	✓	✓	✓
	Rough- Terrain	✓	✓	X	✓	✓	✓
	Truck Mounted	✓	✓	✓	✓	✓	✓
	Industrial	✓	x	x	x	x	x
	Tele- crawler	✓	x	✓	✓	✓	x

Tower Cranes	Self-erect Tower	✓	✓	✓	x	x	x
	Top- slewing Tower	✓	✓	✓	x	x	x

Lattice-boom Cranes	Lattice-crawler	✓	✓	✓	x	✓	✓

Boom Trucks	Boom Truck	✓	✓	x	✓	x	X

Source: Management estimates.

The cranes industry is exposed to certain end markets which exhibit cyclical characteristics. We generated record cranes sales in 2007 and 2008 as the broad construction industry peaked, followed by declining cranes sales in 2009 and 2010 as the industry slowed down in the context of the global financial crisis. We are currently near historical cyclical lows for our BRIM crane lines, while our AT/TM unit sales have fluctuated with the decline in oil prices, offset by the increase in commercial construction spending. Tower crane unit sales have remained largely flat over the past several years. Sales of crawlers are strongly driven by our innovative technology and are therefore less cyclical than other types of cranes sales. We expect to generate meaningful increases in our cranes volumes across product lines when the industry rebounds from what we believe to be its current cyclical trough. See the following charts and related notes for more information about our unit sales trends for each of these product categories and the types of cranes that are included in each category.

Manitowoc Cranes Product Unit Volume Through the Cycle (1)
BRIM (2)	AT/TM (3)

Towers	Crawlers (4)

(1)	2015 volume levels represent management estimate for the full year 2015 trend.
(2)	BRIM includes Boom Trucks, Rough-Terrain Cranes, Industrial Cranes and military applications. Rough-Terrain and Industrial Cranes are included in the Mobile Telescopic Cranes product category.
(3)	AT/TM includes All-Terrain and Truck Mounted Cranes, which fall under the Mobile Telescopic Cranes product category.
(4)	Includes Lattice-boom Cranes.

Our Competitive Strengths

Our competitive strengths derive from combining deep industry expertise and understanding of our customers’ needs with our innovative products and industry-leading product support through our global sales distribution and service network.

Industry-Leading Brands

Many of our key brands, including Manitowoc, Grove, National Crane and Potain, hold leading positions in each major crane category in their respective principal markets. Our brands are recognized for providing innovative high-performance products with excellent quality and reliability, greater lift performance, top-tier resale value, reduced transport costs, lower site preparation costs, excellent fuel efficiency, minimized depreciation, reduced maintenance costs, greater lifetime utilization and increased rental rates, combined with 24/7 aftermarket product support and flexible finance options. Together, we believe these benefits provide an industry-leading return on investment for our customers and support our industry-leading brand equity.

Broad Product and Services Portfolio with Innovative Products

We offer among the broadest portfolio of lifting solutions with a legacy of continuing innovation that sets us apart in our industry. Our broad suite of products includes a wide range of lattice-boom cranes, which include crawler and truck mounted lattice-boom cranes, and crawler crane attachments; tower cranes, which include top-slewing, luffing jib, topless, and self-erecting tower cranes; mobile telescopic cranes, which include rough-terrain, all-terrain, truck-mounted and industrial cranes; and boom trucks, which include telescopic boom trucks. We believe we have the most extensive range of products for the markets in which we compete, and no competitor offers as wide a variety of products as we do. Our customers benefit from our ability to meet a wide variety of applications, which provides an advantage over our competitors who offer a more limited selection of products. The table below provides additional details on some of our recent innovations.

Category	Select Innovations
Cross Product

•  Product Verification Centers (PVCs)—only crane manufacturer with dedicated component testing facilities; ensures component reliability and improved return on investment

•  Crane Control System (CCS)—monitors all crane movement in real time with standardized components across all product categories

•  KZ-100 fiber hoist rope—80% lighter than wire and easy to handle; jointly developed with Samson

Mobile Telescopic Cranes

•  MEGADRIVE—smooth and optimized acceleration for slow speed maneuvers, improving surface traction and extending lifecycle of parts on all-terrain cranes

•  MEGATRAK—independent suspension system technology on all-terrain cranes

•  VIAB turbo clutch—eliminates fluid overheating and clutch burning; allows wear-free starting and braking on all-terrain cranes

•  MEGAFORM boom design and TWINLOCK pinning system on mobile cranes

Tower Cranes	• OPTIMA winch system that measures the load on the hook and enables the winch to lift or lower at the maximum allowable speed based on load size

Lattice-boom Cranes

•  Variable Position Counterweight (VPC)—automatically adjusts counterweight movement to boom angle and amount of weight lifted

•  Fast Aligning Connection Technology (FACT)—automatically aligns crawler crane components for fast and easy assembly

Leading Technical Capabilities and Engineering Innovation

Our team of engineers focuses on developing innovative, high performance and low maintenance products that are intended to create significant brand loyalty among customers. Design engineers work closely with our manufacturing and marketing staff, enabling us to identify changing end-user requirements, implement new technologies and effectively introduce product innovations. Our customers appreciate our unique commitment to testing and verifying the quality and performance of our products. At the Product Verification Centers, we simulate real operating conditions to give us insights into the anticipated performance of cranes on the job, which enables us to accelerate product development, reduce warranty claims and jobsite downtime. Close, carefully managed relationships with dealers, distributors and end users help us identify our customers’ needs, not only for products, but for the service and support that are critical to their profitable operations.

Stable Historical Backlog

Our stable backlog has provided us with visibility into revenue and allows us to improve our production and budgeting processes. Cranes backlog represents accepted orders that have been placed on a production schedule that we expect to be shipped and billed primarily within the next twelve months. We have been successful at generating significant backlog during all parts of the cycle, which allows us to reduce revenue volatility even during an industry downturn, as demonstrated by the below chart.

Historical Quarterly Cranes Backlog ($mm)

Our consistent backlog is further promoted by our average book-to-bill ratio of 1.0 over the past nineteen quarters.

Historical Book-to-Bill Ratio

Comprehensive Aftermarket Solutions and Industry-Leading Customer Service

We support our products globally through an extensive aftermarket customer service network. Our Crane Care service network provides total lifecycle support, including replacement parts, product services and crane rebuilding and remanufacturing services, to our installed base of approximately 140,000 cranes. Crane Care is available 24 hours a day, 365 days a year, on six continents through our 30 logistics distribution centers. As many of our products serve in customer-critical applications, downtime can be extremely costly for our customers. Our responsiveness and the quality of our field service differentiate us from our competitors and serve as purchase decision drivers for our customers, as well as support strong resale values for our products. Our crane dealers and direct sales efforts are supported around the clock by a team of over 700 factory-trained field technicians, engineers and a staff of product support account representatives and locally-based country organizations in most of our major markets. We also provide our customers and dealers with advanced service, sales and operator training via six well-equipped training centers in the United States, China, Germany and France. Additionally, we offer several portable training units, as well as online training courses. We believe that the extent of our training is unparalleled within the lifting industry. Given our large installed base and the predictable maintenance cycle of cranes, these service offerings provide us with a significant recurring revenue stream.

Manufacturing Facilities and Support Located to Serve Our Global Customers

Manitowoc Cranes operates 12 manufacturing facilities in eight countries across four continents. Our global footprint enables us to provide localized products and services to service customers locally and offer timely delivery and product support, which differentiates us from many of our competitors. Our global presence also provides us with world-class scale in sourcing and manufacturing and garners us worldwide brand recognition.

Manitowoc Cranes provides customers with regional sales and support presence through approximately 40 regional sales and support offices across 20 countries on five continents. Our sales and distribution representation covers almost all countries globally, which is unrivaled in the industry.

Highly Experienced Management Team

Our senior management team has an average of 26 years of industry experience and exceptional product- and market-specific knowledge and expertise. We believe that their strong track record of managing our business through economic cycles positions us for success. Additionally, our senior management has continually emphasized building management breadth and depth through a management development training program and by recruiting talented managers. These initiatives have provided us with a deep pool of talent and have positioned us for continued industry leadership.

Our Business Strategy

We believe we can significantly improve the profitability of our business and are implementing several cost saving initiatives and operating strategies to drive increased margins while maintaining our high level of customer service and satisfaction. The key elements of our strategy are:

Drive Increased Profitability by Improving Our Agility

For the past two years we have been focused on the implementation of the Manitowoc Operating System (“MOS”). MOS is the standardized framework we use across the company to eliminate waste and improve efficiency. We have used MOS to establish value streams within our operating facilities to streamline the flow of information and balance our material flow to our takt rates, which enables us to build more cranes with fewer workers in a smaller footprint. As a result of this process, we believe we will optimize our manufacturing footprint and increase plant utilizations to a minimum rate of 75%. We estimate these actions will provide an incremental profitability benefit of approximately $95 million over the next five years.

We have also implemented strategic sourcing initiatives focused on reducing the number of suppliers in our current supply base and ensuring that suppliers’ component lead times do not exceed the number of days required to build a crane. We believe these actions will improve our agility in cyclical markets and reduce the overall capital required to run the business. As part of our strategic sourcing exercise, we will focus on increasing the standardization of components within and across our product lines. We aim to achieve a 75% standardization rate of our cranes components, representing 80% of value of the crane. We estimate that these actions will generate savings of approximately $80 million in the aggregate over the next five years.

We have also focused on operational initiatives aimed at long-term profit growth and improved customer service and satisfaction. We have started the implementation of an aggressive program to drive efficiency, including through: plant rationalizations, headcount reductions, procurement and simplification initiatives, improved manufacturing efficiency and improved cost absorption. We estimate that these actions will generate savings of approximately $35-45 million in the aggregate over the next three years, although there is no guarantee that these cost savings will be achieved.

Continuous Business System Driving Operational Improvements

Over the past twelve months, we have implemented our “continuous business system” which is focused on managing the day-to-day business and near term outlook. This system removes barriers and provides transparency between the sales forecast, actual market conditions and production build plans. Three month and six month incoming order rates are measured based on weekly order board updates. Production progress is updated daily for each manufacturing plant, providing immediate clarity on any potential risks and driving risk mitigation action plans. Utilizing these weekly and daily input drivers, the business is re-balanced each month utilizing the sales, inventory, operations and planning process (SIOP). This new business system has enabled us to reduce our raw materials inventory, work in progress and finished goods inventory by an aggregate of $103 million from November 2014 to November 2015.

Accelerate Organic Growth Through the Introduction of Innovative New Products

To remain a leader in the cranes industry and continue to grow our reputation as one of the most innovative companies in our industry, we are committed to leveraging our engineering expertise and intimate knowledge of our customers’ needs to innovate new lifting solutions. We have developed five year product line roadmaps for each of our brands focused on reducing the total number of crane models while improving the customer return on investment. Utilizing our integrated product development (“IPD”) process and IPD houses, our new products will have a higher level of both standardization and innovation. We believe these projects will keep us at the forefront of technology and innovation in each of our product lines, similar to the success of our new Variable Position Counterweight (VPC) crawler cranes, our innovative crane control system (“CCS”) technology used across all of our product lines, and our MEGATRAK suspension systems on our all-terrain cranes.

Environmental Responsibility and Sustainability

Implementation of the MOS in all of our facilities has reduced the amount of waste produced. We buy recycled paper and packing material where available, and we sell our scrap steel to recyclers. All of our crane models use engine systems that meet the exhaust emissions requirements as set forth in applicable regulations for their intended service within domestic and foreign jurisdictions, including the Environmental Protection Agency in the United States and Euromat in the European Union. The sound levels in and around our cranes meet decibel levels prescribed by global sound level regulations. Our commitment to our environmental responsibility and sustainability differentiates us from many of our peers.

“Build Something Real”—Developing Industry-Leading Talent and Careers

At Manitowoc Cranes we are committed to building talent from within our company, ensuring that our employees have the opportunity and resources to continuously perform and grow in their current roles and build their future careers. To support this commitment, Manitowoc Cranes has implemented human capital processes to engage and develop employees. These processes include performance management, development and career planning, talent assessment and succession planning, which provide us with the insight into our team members’ work history, education and skills, parameters for mobility and travel, career development activities, and long term career aspirations. We strive to make our company a great place to have a long-term career.

CERTAIN TERMS

In this description, unless otherwise indicated or the context otherwise requires:

•	The “Company,” “we,” “our” and “us” refer to The Manitowoc Company, Inc. and its consolidated subsidiaries.

•	“Crane Business” means the businesses or operations of the Company other than the Foodservice Business (as defined herein).

•	“Foodservice Business” means (1) the businesses and operations conducted by the Foodservice segment of the Company and its affiliates (including, for purposes of this definition, Manitowoc Foodservice and its affiliates) prior to the consummation of the Spin-Off, and (2) except as otherwise expressly provided in the Separation and Distribution Agreement (as defined herein), any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation related to the Foodservice Business (as described in the foregoing clause (1)) as then conducted.

•	“Manitowoc Cranes” refers to The Manitowoc Company, Inc. and its consolidated subsidiaries, after giving effect to the consummation of the Spin-Off.

•	“Manitowoc Foodservice” refers to Manitowoc Foodservice, Inc. and its consolidated subsidiaries.

•	The “Spin-Off” refers collectively to the series of transactions pursuant to which the Company will (a) separate the assets and liabilities of the Crane Business and the Foodservice Business, to the extent such separation has not already occurred; (b) contribute the Foodservice Business to Manitowoc Foodservice; and (c) distribute all of the shares of common stock of Manitowoc Foodservice to the Company’s shareholders.